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                                                                    EXHIBIT 99.1

MAY 2, 2000

DuPont Photomasks, Inc. Names Peter S. Kirlin CEO and Chairman

Preston M. Adcox, President and Chief Operating Officer, Elected to Board of Directors


ROUND ROCK, Texas--(BUSINESS WIRE)--May 2, 2000--DuPont Photomasks, Inc. (NASDAQ: DPMI - news) more commonly referred to as DPI, today announced that its board of directors has named Peter S. Kirlin, Ph.D., chairman of the board and chief executive officer, effective immediately. In addition, the board of directors announced that Preston M. Adcox, DPI's president and chief operating officer, has been elected to the board. Kirlin had been Group Vice President, Technologies and Services, at Connecticut-based ATMI, Inc. (NASDAQ: ATMI - news), a leading supplier of ultra-high purity materials, equipment and services used in the manufacture of semiconductors. He replaces interim chairman and chief executive, Marshall C. Turner. Turner will remain a member of DPI's board. "Peter's track record of successfully growing high-technology businesses is outstanding," Turner said. "With 15 years of experience in the semiconductor industry, and expertise in high-technology materials science, he will be able to hit the ground running immediately with the DPI team. Peter's experience building synergistic relationships with customers is another strong asset he brings to our company." "Joining DPI is a great opportunity," Kirlin said. "As the photomask supplier of choice to most of the world's leading semiconductor manufacturers, DPI has created unique partnerships with leading semiconductor companies to advance photomask technology. One of our current goals is to develop those relationships and extend DPI's value-added technology, ultimately offering a more comprehensive offering of products and services and strengthening DPI's competitive advantage. Together, these strategies should grow shareholder value." "DPI is well recognized as having superior technology, innovative and talented employees and strong partner and customer relationships" Kirlin continued. "I look forward to working with the tremendous potential already in place to capture additional value opportunities from the fundamental changes taking place in the semiconductor and electronics industries." Turner also said, "We had several strong internal and external candidates for the CEO position. We believe Peter offers the strongest combination of benefits - a track record of delivering results, leading innovation and fostering business growth and managing multiple business units. It is a compliment to our company that we were able to attract Peter to DPI." Kirlin spent the last 12 years with ATMI in increasingly responsible positions. Most recently, he was part of the strategic team that consolidated the disparate businesses within ATMI into two consolidated operating groups. Kirlin headed the larger of those two groups and was responsible for significant merger and acquisition activities as well as corporate research, human resources and administration. Previously he worked at American Cyanamid Corporation as a project leader and conducted post-graduate research projects at the University of Munich's Institute of Physical Chemistry. He holds a Ph.D. degree in chemical engineering from the University of Delaware and a B. S. in chemical engineering from Pennsylvania State University. Adcox joined E.I. DuPont de Nemours & Co. in 1967 where he held various manufacturing and technology management positions. In 1988, he became managing director of DuPont's Semiconductor Materials division, which included the photomask business unit. In 1996, he was appointed president and chief operating officer of DuPont Photomasks, Inc., coincident with the company's initial public offering of stock. Adcox served on the board of directors of the Semiconductor industry Suppliers Association (SISA), (formerly SEMI/SEMATECH,) a non-profit consortium established to support the U.S. semiconductor supplier infrastructure, from 1988 until 1999. In 1990, he was named a founding member of the board of directors of Etec Systems, Inc., and he served on the board until 1995. Adcox earned a bachelor's degree in mechanical engineering from the University of Arkansas and a master's in mechanical engineering from the University of Florida.
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Additional Information: The company will hold a conference call for interested persons today at 4:30 p.m. eastern time. The conference call will be broadcast live, and a replay will be available, on the Internet and may be accessed via DPI's Web site at http://www.photomask.com.
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About DuPont Photomasks


DPI leads the photomask industry with one of the most technically advanced manufacturing networks. The company supplies photomasks to the global semiconductor industry from 12 strategically located facilities in North America, Europe and Asia, and derives approximately 45 percent of its current revenues from leading-edge photomasks with 0.25 micron or smaller design rules. DPI also produces and supplies photoblanks (photomask substrates) and pellicles (protective covers for photomasks). Headquartered in Round Rock, Texas, DPI posted worldwide sales of approximately $264 million in fiscal 1999. The company maintains a Web site at http://www.photomask.com. Note: This release includes
                        ------------------------
forward-looking statements based on management's current plans and expectations. Such statements involve risks and uncertainties which may cause future activities and results of operations to differ from those suggested, including risks associated with management change, new facility construction, accelerating technology requirements, pricing pressures and the need to manage growth. For additional information, please refer to DPI's filings with the Securities and Exchange Commission, specifically the company's most recent Forms 10-K dated September 21, 1999 and 10-Q dated February 14, 2000, which identify important risk factors that could cause actual results to differ from those contained in the forward looking statements. Results for interim periods are not necessarily indicative of results for the year.


Contact:

  DuPont Photomasks, Inc.
  Tom Blake
  (512) 310-6562
  tom.blake@photomask.com
      or
  Investor Relations Partners, Inc
  Shellie M. Roth
  (973)-535-8389
  roth@irpartners.com